Exhibit 99.1

Liquidity Services Provides Update on Bidding Results for U.S. Department of Defense Non-Rolling Stock and Rolling Stock Surplus Contracts

Liquidity Services determined apparent high bidder for non-rolling stock surplus contract; withdraws from bidding for rolling stock surplus contract

WASHINGTON — April 3, 2014 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solutions provider in the reverse supply chain with leading online marketplaces for surplus assets, today announced the preliminary results of the live auction bidding events held by the U.S. Defense Logistics Agency (DLA) on April 1-2, 2014 to purchase, manage and sell surplus assets of the U.S. Department of Defense (DoD).

Bidding Results

As announced on April 1, 2014, the Company remains the apparent high bidder for the non-rolling stock surplus contract with a bid equal to 4.35% of the DoD’s original acquisition value (OAV). The non-rolling stock surplus contract has a base term of two years with four one-year renewal options.

Following the bidding event on April 2, 2014 for the DoD rolling stock contract, Liquidity Services announced that it withdrew from the live auction bidding for this contract. Bidding reached a level that Liquidity Services determined would be economically unsustainable under the terms of the new contract, jeopardizing the high level of service it has historically provided the agency client. Final contract awards are subject to a protest period and a pre-award survey by the DoD regarding the bidder’s ability to satisfactorily perform the work in accordance with their technical proposal submitted in step-one of the solicitation.

“Liquidity Services’ longstanding philosophy is to focus on opportunities that leverage our strengths to provide value to our clients and which deliver attractive returns on our effort and investment,” said Bill Angrick, Chairman and Chief Executive Officer of Liquidity Services.  “We are excited with the prospect of continuing our 14 year relationship with the DLA to sell surplus non-rolling stock assets which builds on our experience selling over 240 million surplus items for the DoD since 2001.”

Financial Discussion

Because the contracting process is not complete, the Company cannot at this time provide a revised forecast on future financial results. However, based on the unofficial April 1-2 bid results, the price for the non-rolling stock contract is expected to increase from 1.8% to 4.35% of OAV, resulting in significantly higher Cost of Goods Sold (COGS) in fiscal year 2015 and beyond. Additionally, the Company expects to cease the sale of DoD rolling stock under the new contract, which has historically accounted for approximately 30-35% of the overall GMV for the current DoD surplus contract, resulting in lower GMV in future periods.  Together, this will require a material reset of the Company’s EBITDA forecast in fiscal year 2015.

Liquidity Services’ will continue to operate its existing DoD surplus contract to sell all useable surplus assets of the DoD, including rolling stock and non-rolling stock assets, for the base term ending December 2014, with two additional one-month renewal options.  As such, the Company expects the April 1-2 bid results will not affect fiscal year 2014 results.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $4.4 billion of surplus, returned, and end-of-life assets in over 500 product categories, including consumer goods, capital assets, and industrial equipment. The company is based in Washington, D.C. and has more than 1,300 employees. Additional information can be found at: http://www.liquidityservices.com.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook and expected future effective tax rates.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD and Wal-Mart for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies, including NESA and Go-Industry, into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and our ability to recognize any expected tax benefits as a result of closing our U.K. retail consumer goods operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com